Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: January 4, 2013

For Release: Immediately
Refer to:     (317) 276-5795 - Mark E. Taylor (Media)
        (317) 655-6874 - Philip Johnson (Investors)

Lilly Comments on 2012 Financial Guidance and Announces 2013 Financial Guidance

•	Company reconfirms 2012 financial expectations, excluding the impact from the delayed enactment of the American Taxpayer Relief Act of 2012.

•	2013 revenue anticipated to be between $22.6 billion and $23.4 billion.

•
Excluding the one-time impact from the delayed enactment of the American Taxpayer Relief Act of 2012, earnings per share for 2013 are forecasted to be in the range of $4.03 - $4.18 (reported), or $3.75 - $3.90 (non-GAAP).

•	Mid-term guidance through 2014 reconfirmed with minimum annual results of at least $20 billion in revenue, $3 billion in net income and $4 billion in operating cash flow.

•	Company reaffirms commitment to fund dividend at least at current level and complete $1.5 billion share repurchase program in 2013.

•	Late-stage pipeline includes 13 potential new medicines in Phase III development.

INDIANAPOLIS, IN - Eli Lilly and Company (NYSE: LLY) today commented on its 2012 financial guidance, announced its financial guidance for 2013 and reconfirmed its mid-term guidance through 2014.

Because the enactment of the American Taxpayer Relief Act of 2012 was not completed until 2013, certain provisions of the Act benefiting the company's 2012 federal taxes, including the extension of the R&D tax credit for 2012, cannot be recognized in the company's 2012 financial results and instead will be reflected in the company's 2013 financial results. The company plans to provide an update on the estimated financial implications of the Act as part of its fourth quarter and full-year 2012 financial results announcement on January 29, 2013.

The company previously published 2012 earnings per share guidance in the range of $3.68 to $3.78 on a reported basis, or $3.30 to $3.40 on a non-GAAP basis when excluding $.43 per share of income from the early payment of Amylin's exenatide revenue sharing obligation and $.05 per share of asset impairment and restructuring charges through the first nine months of 2012. As previously communicated, this guidance assumed that the 2012 tax benefits described above would be recorded in 2012. The company's financial expectations for 2012 are unchanged, except that both reported and non-GAAP earnings for the fourth quarter and full year of 2012 will not reflect the 2012 tax benefits described above.

The company's 2013 financial guidance excludes the one-time impact associated with 2012 that will be recorded in 2013 resulting from the delay in the enactment of the Act. For 2013, the company expects earnings per share to be in the range of $4.03 to $4.18 on a reported basis, or $3.75 to $3.90 on a non-GAAP basis when excluding an estimated $.28 per share of exenatide-related income contingent upon the transfer of exenatide commercial rights outside the U.S. to Amylin.

Derica Rice, Lilly executive vice president, global services and chief financial officer, commented on the company's mid-term financial guidance through 2014. “We remain on track to meet or exceed our minimum financial performance targets. From now through 2014, on an annual basis we still expect revenue to be at least $20 billion, net income to be at least $3 billion, and operating cash flow to be at least $4 billion.”

“At Lilly, we continue to implement the three primary elements of our strategy to bridge our current period of patent expirations and return to sustainable growth. We have made substantial progress in recent years and expect 2013 to continue that trend,” said John C. Lechleiter, Ph.D., Lilly's chairman, president and chief executive officer. “We are replenishing and advancing our pipeline, which now has 13 potential new medicines in Phase III testing. We are investing to drive growth in key currently marketed brands and in our counter-cyclical growth areas; and we continue to make productivity gains across our business to fund the R&D necessary to fuel our future growth, recapitalize our physical assets, maintain our dividend and support our share repurchase program. We believe our strategy is the right one for Lilly and one that will continue to create value for all of our stakeholders.”

2013 Financial Guidance
The company's 2013 financial guidance excludes the one-time impact associated with 2012 that will be recorded in 2013 resulting from the delay in the enactment of the Act. The company expects full-year 2013 earnings per share to be in the range of $4.03 to $4.18 on a reported basis, or $3.75 to $3.90 on a non-GAAP basis when excluding an estimated $.28 per share of exenatide-related income contingent upon the transfer of exenatide commercial rights outside the U.S. to Amylin.

The company anticipates 2013 revenue of between $22.6 billion and $23.4 billion. Despite the initial impact of the U.S. Cymbalta patent expiration in the fourth quarter of 2013 and the loss of the on-going 15 percent royalty on worldwide exenatide sales, the company expects overall revenue growth, driven by a portfolio of products including Humalog®, Humulin®, Cialis®, Strattera®, Forteo®, Alimta®, Cymbalta® outside the U.S., Effient®, Tradjenta® and Axiron®, as well as animal health products. In addition, significant revenue growth is expected in Japan and the emerging markets, particularly China.

The company anticipates that gross margin as a percent of revenue will be approximately 78 percent.

Total operating expenses in 2013 are expected to be flat to slightly decreasing compared to 2012, reflecting continued expense controls and productivity gains. Marketing, selling and administrative expenses are expected in the range of $7.1 billion to $7.4 billion. Research and development expenses are expected to be in the range of $5.2 billion to $5.5 billion.

On a reported basis, other income and deductions is expected to be in a range between $340 million and $490 million of net income in 2013. On a non-GAAP basis, other income and deductions is expected to be in a range between $0 and $150 million of net expense, which excludes an estimated $490 million of deferred exenatide-related income contingent upon the transfer of exenatide commercial rights outside the U.S. to Amylin.

On a reported basis, the 2013 tax rate is expected to be approximately 22.5 percent, assuming a full-year 2013 benefit of the R&D tax credit. On a non-GAAP basis, the 2013 tax rate is expected to be approximately 21 percent. Both tax rates for 2013 exclude the one-time impact associated with 2012 that will be recorded in 2013 resulting from the delay in the enactment of the American Taxpayer Relief Act of 2012.

Operating cash flows are expected to be more than sufficient to allow for capital expenditures of approximately $900 million, fund potential business development activity, pay the company's dividend, and complete the company's previously announced $1.5 billion share repurchase program.

Webcast of Conference Call
As previously announced, investors, media and the general public can access a live webcast of the 2013 financial guidance conference call through a link on Lilly's website at www.investor.lilly.com. The conference call will be held today beginning at 9:00 a.m. Eastern Standard Time (EST) and will be available for replay via the website.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com.
F-LLY

This press release contains management's current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. Pharmaceutical products can develop unexpected safety or efficacy concerns. The company's results may also be affected by such factors as competitive developments affecting current products; market uptake of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; issues with product supply; regulatory changes or other developments; regulatory compliance problems or government investigations; patent disputes; changes in patent law or regulations related to data-package exclusivity; other litigation involving current or future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform and deficit-reduction measures; changes in tax laws, including the American Taxpayer Relief Act of 2012; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company's latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

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Alimta® (pemetrexed, Lilly)
Axiron® (testosterone, Acrux Corp.)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Forteo® (teriparatide [rDNA origin] injection, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Tradjenta® (linagliptin, Boehringer Ingelheim)